Exhibit 99

March 25, 2013

NEWS RELEASE	FIRST WEST VIRGINIA BANCORP, INC.
1701 WARWOOD AVENUE
WHEELING, WV 26003

RELEASE IMMEDIATELY	For further information
Contact Sylvan J. Dlesk, President & CEO or
Francie P. Reppy, Executive Vice President, Chief Administrative Officer & Chief Financial Officer
(304) 218-2400

FIRST WEST VIRGINIA BANCORP, INC. ANNOUNCES YEAR END AND FOURTH QUARTER 2012 EARNINGS

Wheeling, WV, March 25, 2013-First West Virginia Bancorp, Inc. (NYSE MKT: FWV) President and Chief Executive Officer, Sylvan J. Dlesk, today announced year end earnings along with fourth quarter earnings for the Wheeling, West Virginia, based holding company. First West Virginia Bancorp, Inc. is the parent company of Progressive Bank, N.A., Wheeling, West Virginia.

The Company reported net income of $2,537,760 or $1.48 per share for the year ended December 31, 2012 as compared to $2,454,145 or $1.43 per share for the year ended December 31, 2011. The increase in net income during 2012 over 2011 of $83,615 or 3.4% was primarily the result of the increase in noninterest income combined with the decreases in provision for loan losses and in noninterest expenses, offset in part by the decrease in net interest income and the increase in income tax expense. Noninterest income increased $317,681 or 15.6% and was primarily attributable to the increase in the gains on sales of investment securities, offset in part by a decrease in service charges and other fee income. The Company recorded a negative provision for loan losses in 2012 in the amount of $248,000 to reduce the allowance for loan losses based upon the decline in specific reserves required on nonperforming assets. Noninterest expenses decreased $21,919 or .3% in 2012 over 2011, and was primarily due to the decrease in salary and employee benefit costs, offset in part by the increases in occupancy expenses and other operating expenses. Net interest income decreased in 2012 as compared to 2011 primarily due to the decline in the interest earned on loans and the interest earned on investment securities, offset in part by the decline in the interest expense paid on interest bearing liabilities. The return on average assets was .86% and .86% as of December 31, 2012 and 2011, respectively. The return on average equity was 8.03% and 8.05% at December 31, 2012 and 2011, respectively. The Board of Directors declared and paid cash dividends of $.73 and $.73 per share during 2012 and 2011, respectively.

Total assets for the year ended December 31, 2012 were $306,547,221, an increase of 4.5% as compared to the prior year. Investment securities amounted to $178,207,974 at December 31, 2012 increasing approximately $27.2 million or 18.1% in 2012 as compared to 2011. Total loans declined approximately $10.0 million or 9.2% from $109,428,476 at December 31, 2011 to $99,387,344 at December 31, 2012. Total deposits grew approximately $7.3 million to $246,461,963 at December 31, 2012 as compared to $239,177,006 at December 31, 2011, an increase of 3.1%. Stockholders’ equity increased 3.7% in 2012 entirely from current year earnings after quarterly dividends, and was offset in part by a .3% decrease from the effect of the change in the net unrealized gains on securities available for sale.

Net income for the fourth quarter of 2012 was reported at $914,900 or $.53 per share, as compared to $636,171 or $.37 per share reported for the same period a year earlier. The increase in earnings during the fourth quarter of 2012 compared to 2011 was primarily attributed to the increase in noninterest income combined with the decreases in the provision for loan losses and in noninterest expenses, offset in part by the decrease in net interest income and the increase in income tax expense. Noninterest income increased $599,076 or 124.9% and was primarily attributable to the increase in the gains on sales of investment securities of $658,853, offset in part by decreases in service charges and other fee income. The Company recorded a negative provision for loan losses in the fourth quarter of 2012 in the amount of $248,000 to reduce the allowance for loan losses based upon the decline in specific reserves required on nonperforming assets. Noninterest expenses decreased $19,275 or 1.0% in 2012 over 2011, and was primarily due to the decreases in salary and employee benefit costs and occupancy expenses, offset in part by the increase in other operating expenses. Net interest income decreased primarily due to the decline in the interest earned on loans and the interest earned on investment securities, offset in part by the decline in the interest expense paid on interest bearing liabilities.

FIRST WEST VIRGINIA BANCORP, INC. FINANCIAL HIGHLIGHTS

(Dollars in thousands, except share and per share data)	December 31, 2012	December 31, 2011

AT PERIOD END
Total Assets	$306,547	$293,258
Total Deposits	246,462	239,177
Total Loans	99,387	109,428
Total Investment Securities	178,208	150,961
Shareholders’ Equity	35,703	34,527
Shareholders’ Equity Per Share of Common Stock*	20.77	20.09

(Dollars in thousands, except share and per share data)	December 31, 2012	December 31, 2011

FOR THE THREE MONTHS ENDED
Net income	915	636
Provision for Loan Losses	(248)	—
Earnings Per Share of Common Stock*	.53	.37
Dividends Per Share of Common Stock*	.19	.18
Return on Average Assets	1.23%	.89%
Return on Average Equity	11.38%	8.16%

FOR THE TWELVE MONTHS ENDED
Net income	2,538	2,454
Provision for Loan Losses	(248)	600
Earnings Per Share of Common Stock*	1.48	1.43
Dividends Per Share of Common Stock*	.73	.73
Return on Average Assets	.86%	.86%
Return on Average Equity	8.03%	8.05%

Weighted average shares outstanding	1,718,730	1,718,730

*	Share and per share data were adjusted for the 4 percent common stock dividend to stockholders of record as of December 19, 2012.

First West Virginia Bancorp, Inc. stock is traded on the NYSE MKT under the symbol “FWV.”